News Release

Firsthand Technology Value Fund Holding Revasum

Completes Initial Public Offering

San Jose, CA, December 4, 2018 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, announced today that Revasum, Inc. (“Revasum”), the Fund’s second largest portfolio holding, has completed its initial public offering (“IPO”) and listing on the Australian Securities Exchange (“ASX”).

Revasum closed the sale of 15,357,143 CHESS Depository Interests (“CDI”) in Australia on Friday, November 30, 2018, with each CDI representing one share of Revasum common stock, at an offer price of A$2.00 (Australian dollars) per CDI. Revasum’s CDIs were listed and formally began trading on the ASX today, closing at a price of A$1.86 per CDI. At the current exchange rate, the closing price equates to approximately US$1.36 (US dollars) per CDI. Revasum’s CDIs trade on the ASX under the symbol RVS.

Revasum is a provider of grinding, polishing, and chemical mechanical planarization (CMP) equipment to the global semiconductor industry and is the Fund’s second largest holding, representing 16.7% of the Fund’s net assets as of September 30, 2018. The Fund’s initial investment in Revasum was made in 2016, and we have invested approximately $14 million in the company to date. We now hold approximately 54 million shares shares of common stock, following a 15-for-1 stock split that occurred immediately prior to the IPO.

As is customary in initial public offerings in Australia (and in the U.S.), we have entered into agreements (commonly called lock-up agreements) that restrict us from selling our Revasum shares for a period of time. We currently expect approximately 16% of our Revasum shares to be released from escrow (lock-up) on the day following the release of Revasum’s first-half 2019 financial statements, which is anticipated to be in late August 2019. The remaining 84% of shares are expected to be released from escrow 24 months following the IPO.

News Release

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results. Announced public listings about the Fund’s holdings, such as provided above, do not provide any indication about whether any other Fund holding will go public or otherwise will become a profitable investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Phil Mosakowski

Firsthand Capital Management, Inc.

(408) 624-9526

vc@firsthandtvf.com